UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2026

ADVANCED DRAINAGE SYSTEMS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36557	51-0105665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4024 Green Stripe Lane, Hilliard, Ohio	43026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (614) 658-0050

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 6, 2026, the Company entered into a Fifth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement (the “Fifth Amendment”) which amends (i) the Company’s Credit Agreement dated as of July 31, 2019 (as amended by the First Amendment to Credit Agreement, dated as of September 24, 2019, the Second Amendment to Credit Agreement, dated as of May 26, 2022, the Third Amendment to Credit Agreement, dated as of November 26, 2025, the Fourth Amendment to Credit Agreement, dated as of February 27, 2026 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof the “Existing Credit Agreement”, and as amended by the Fifth Amendment, the “Credit Agreement”), and (ii) the Company’s Guarantee and Collateral Agreement, dated as of July 31, 2019 (the “Existing Guarantee and Collateral Agreement”). The Fifth Amendment was entered into by the Company and the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent under the Term Facility and PNC Bank, National Association, as administrative agent under the Revolving Facility and as administrative agent for the Secured Parties (as defined in the Credit Agreement) and the several financial institutions or entities party thereto as lenders. The obligations of the Company under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries, including Infiltrator Water Technologies, LLC, StormTech LLC and Orenco, Inc. (the “Guarantors”) and the Guarantors secure the obligations thereunder by granting a first priority lien in substantially all of such Guarantor’s assets (subject to certain exceptions and limitations).

Among other things, the Fifth Amendment (i) increased the aggregate revolving commitments under the Existing Credit Agreement by $300.0 million, resulting in total revolving commitments of $1.05 billion, through an incremental revolving commitment incurred pursuant to the Existing Credit Agreement, (ii) added provisions to permit supply chain financing and receivables financing arrangements, and (iii) amended certain related provisions of the Existing Guarantee and Collateral Agreement in connection with such supply chain financing and receivables financing arrangements. The Fifth Amendment includes customary representations, warranties, covenants and events of default.

Capitalized terms used but not defined herein have the meaning given to such terms in the Credit Agreement. The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment and the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished as part of this report:

10.1

Fifth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated November 6, 2026, by and among Advanced Drainage Systems, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent under the Term Facility and PNC Bank, National Association, as administrative agent under the Revolving Facility and as administrative agent for the Secured Parties (as defined in the Credit Agreement) and the several financial institutions or entities party thereto as lenders

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED DRAINAGE SYSTEMS, INC.

Date: November 10, 2026	By:	/s/ Scott A. Cottrill
	Name:	Scott A. Cottrill
	Title:	EVP, CFO & Secretary